Exhibit 99.1

CorMedix, Inc. Granted Extension of NYSE-MKT Listing
-     Executives added to Management Team
-    Second Quarter Conference Call August 15 at 9:00 am

BRIDGEWATER, N.J., July 24, 2014 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal and infectious disease, today announces receipt of notice on July 18, 2014 from the NYSE MKT LLC (NYSE-MKTS) that the NYSE-MKT has accepted the CorMedix plan to regain compliance with continued listing standards of the NYSE-MKT. As a result, the NYSE-MKT is continuing the Company’s listing and has granted the Company an extension until May 31, 2015 to regain compliance with the continued listing standards of the NYSE-MKT.  The Company will be subject to periodic review by the NYSE-MKT during the extended plan period.

CorMedix previously received notice from the NYSE-MKT that it was not in compliance with NYSE-MKT’s continued listing standards set forth in Section 1003(a)(i) of the NYSE-MKT Company Guide because CorMedix reported stockholders’ equity of less than $2,000,000 as of March 31, 2014 and net losses in two of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide because CorMedix reported stockholder’s equity of less than $4,000,000 as of March 31, 2014 and net losses in three of its four most recent fiscal years.

New Executives

In addition, CorMedix announces the addition of two executives to the management team. Harry O’Grady joins the Company as Chief Financial Officer and Dr. Antony Pfaffle transitions from Interim Chief Scientific Officer to a full time Chief Scientific Officer.

Randy Milby, Chief Executive Officer of CorMedix, stated, "The steps to regain compliance with the NYSE-MKT listing standards are well underway and we feel confident CorMedix will be in compliance by the end of the extension period. In addition, I am very pleased to welcome Harry O’Grady and Dr. Antony Pfaffle to full time positions on the CorMedix management team.  Harry brings an extensive hands-on operational financial skill set to the Company.  Dr. Pfaffle has been an instrumental figure within CorMedix and is leading the clinical development of Neutrolin. We are pleased to have them focused on the success of CorMedix.”

Earnings Call

The Company announces the Second Quarter Conference Call on August 15, 2014 at 9:00 am. The dial in number is: 866-866-1333 or +1 404-260-1421. All participants who dial in will need to give the operator the following information:

•	Access Code 5380924
•	Company Name
•	Caller ID

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Germany is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients.  Please see the company's website at www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the acceptance by the FDA of the protocol for the planned Phase 3 trial for Neutrolin; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Germany; the risks associated with the launch of Neutrolin® in Europe and other markets; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's ability to enter into and maintain collaborations with third parties for its development and marketing programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
Randy Milby
(908) 517-9489